Exhibit 10.41
FINISAR CORPORATION
DIRECTOR COMPENSATION POLICY
Effective September 6, 2016
Directors of Finisar Corporation, a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy is effective as of September 6, 2016 (the “Effective Date”) and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that date. This policy does not, however, modify the terms of any equity or incentive award granted by the Company prior to the Effective Date. The Board (or any committee of the Board within the authority delegated to it) has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$50,000
Lead Independent Director Retainer	$20,000
Additional Committee Chair Retainers
Audit Committee	$28,000
Compensation Committee	$16,000
Nominating and Governance Committee	$11,000
Additional Committee Member Retainers
Audit Committee	$12,500
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

Equity Compensation
Annual Equity Award	$200,000
Initial Equity Award	$275,000

Cash Compensation
Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above. A non-employee director who serves as the Chair of the Board or Lead Independent Director, if applicable, will be entitled to an additional cash retainer while serving in that position in the amount set forth above. A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee, or who serves as a member (other than the Chair) of any of these committees, will generally be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above. Non-employee directors are not entitled to meeting fees.
In December 2015, the Board, upon recommendation of the Nominating and Governance Committee, adopted a policy whereby each non-employee director would serve as a member of each of the Audit, Compensation and Nominating and Governance Committees. However, a non-employee director who became a member of one of these committees as a result of this new policy would not be entitled to any additional retainer fees for serving on that committee.
The cash retainers set forth above are expressed as annualized amounts. These retainers are paid on a quarterly basis and will be pro-rated if a non-employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non-employee director or held the particular position, as the case may be).

Equity Awards
Annual Equity Awards for Continuing Non-Employee Directors
On or promptly following the date of each annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected (each, an “Annual Meeting”), commencing with the 2016 Annual Meeting, each non-employee director continuing in office after that date will be granted an award of Company restricted stock units (“RSUs”). The number of RSUs covered by any such award will be determined by dividing the Annual Equity Award grant value set forth above by the Closing Price as of the effective date of grant and rounding down to the nearest whole share. For purposes of this policy, “Closing Price” as of a particular date means the closing market price (in regular trading on the principal exchange or market on which the Company’s common stock is then listed or admitted to trade) for a share of the Company’s common stock for the date in question (or for the immediately preceding trading day if that day is not a trading day). The RSUs subject to any such award granted in connection with an Annual Meeting will generally vest on or around the first anniversary of the grant date on a day chosen by the Board.
If more than one Annual Meeting occurs during a particular calendar year, the grants described above for that year will be made only in connection with the first such meeting to occur in that year.
Initial Non-Employee Director Equity Awards
For each new non-employee director appointed or elected to the Board after the Effective Date, on or promptly after the date that the new non-employee director first becomes a member of the Board, the new non-employee director will be granted an award of RSUs. The number of RSUs covered by such award will be determined by dividing the Initial Equity Award grant value set forth above by the Closing Price as of the effective date of grant and rounding down to the nearest whole share. The RSUs subject to any such initial equity award will generally vest in equal installments on each of the first three anniversaries of the director’s appointment or election to the Board.
In addition, if the new non-employee director is so appointed or elected to the Board other than at an Annual Meeting in connection with which the non-employee director receives an annual equity award as described above, the non-employee director will receive an additional RSU award on or promptly after the date of such election or appointment. The number of RSUs covered by any such award will be determined by dividing a pro-rata portion of the Annual Equity Award grant value set forth above by the Closing Price as of the effective date of grant and rounding down to the nearest whole share. For these purposes, the pro-rata portion of the Annual Equity Award grant value will equal the Annual Equity Award value multiplied by a fraction (not greater than one and not less than zero), the numerator of which is 365 minus the number of calendar days that as of the date the director’s appointment or election to the Board had elapsed since the Company’s last Annual Meeting prior to that date and the denominator of which is 365. The RSUs subject to any such pro-rated equity award will generally vest on the same date as the equity awards granted to non-employee directors in connection with the Company’s last Annual Meeting are scheduled to vest.
Provisions Applicable to All Non-Employee Director Equity Awards
Each RSU award will be made under and subject to the terms and conditions of the Company’s 2005 Stock Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (the “Equity Plan”). Each RSU award will be evidenced by and subject to the terms and conditions of the Company’s standard form of RSU award agreement for non-employee director RSU awards as in effect on the date of grant of the award.
Each RSU is payable on a one-for-one basis in a share of Company common stock, subject to vesting.

The Board (or any committee of the Board within the authority delegated to it) has the right to award one or more non-employee directors one or more other awards from time to time, and may amend any award, in each case subject to any applicable limits of the Equity Plan.
Expense Reimbursement
All non-employee directors are entitled to reimbursement from the Company for reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission to the Company by the non-employee director of reasonable written substantiation for the expenses, and in all events as to any taxable reimbursement not later than the end of the calendar year following the calendar year in which the related expense was incurred.